Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Appoints Clint Severson and J. Daniel Plants to Board of Directors

BRISBANE, Calif., January 6, 2015 -- Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser, light and other energy-based aesthetic systems for practitioners worldwide, today announced several changes to the composition and structure of its Board of Directors.

Mr. Clint Severson joins Cutera as an independent Director. Mr. Severson has more than 40 years of experience as an executive in the medical and biotechnology industries. He is presently the Chairman, Chief Executive Officer and President of Abaxis, Inc. (NASDAQ: ABAX), a manufacturer of portable blood analysis systems. Mr. Severson also serves on the Boards of Directors of Response Biomedical Corporation (CDNX: RBM) and Trinity Biotech (NASDAQ: TRIB). From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostics company. In 2007 Mr. Severson received the prestigious ‘Entrepreneur of the Year’ award from Forbes Magazine. Mr. Severson stated: “I am delighted to have been asked to join Cutera’s Board at an exciting time in the Company’s development.  I am very impressed with the quality and superiority of the Cutera products and look forward to working with the team on the next phase of Cutera’s growth trajectory.”

In addition, pursuant to an agreement with Voce Capital Management LLC, Cutera has appointed J. Daniel Plants, the Managing Partner of Voce Capital, to the Cutera Board as an independent Director and the Chairman of its Strategic Transactions Committee. Prior to founding Voce, Mr. Plants served as an investment banking executive at several leading Wall Street firms, including Goldman Sachs and JP Morgan; Mr. Plants currently serves as an independent director of Destination Maternity Corporation (NASDAQ: DEST), a specialty retailer. Mr. Plants stated, “As a long-term shareholder in Cutera, we look forward to working with the Board of Cutera to create value for all shareholders.”

Pursuant to its agreement with Cutera, Voce Capital has agreed, among other things, to vote all of its shares in favor of each of the Board’s nominees at the Company’s 2015 Annual Meeting of Stockholders. In addition, Voce Capital has agreed to certain other customary standstill provisions. The complete agreement between Cutera and Voce Capital will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission in the ordinary course.

Kevin Connors, President and Chief Executive Officer of Cutera, stated: “On behalf of our Board, I welcome Clint and Dan to Cutera. I am convinced that Clint’s diverse and broad experience across important industries in leading companies will add a valuable perspective to our Board. Dan Plants is a highly respected investor in the aesthetics space and we believe his strategic insights will be of great value to the Board as we move forward.”

Mark Lortz, an independent Director of Cutera, has retired from the Board of Directors. Mr. Connors stated: “Mark has been a valued member of our Board of Directors for more than 10 years. On behalf of our Board, I want to thank him for his service and contributions to the success of our Company.”

Finally, the Board of Directors of Cutera has adopted a majority voting standard in uncontested elections of Directors, effective immediately. Previously, Directors were elected under a plurality vote standard, in which candidates receiving the most votes were elected, regardless of whether those votes constituted a majority.

Mr. Connors concluded: “Cutera’s Board remains sharply focused on creating shareholder value. The actions announced today underscore that commitment.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser, light and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

About Voce Capital Management

Voce Capital Management LLC is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce Capital employs a value-driven, governance-focused investment strategy and is based in San Francisco, California.

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